EXHIBIT 99.1

US Ecology Announces Second Quarter 2020 Results

SECOND QUARTER HIGHLIGHTS COMPARED TO PRIOR YEAR:

  Revenue of $213.9 million, up 37%, including $70.4 million from NRC
  Legacy US Ecology revenue declined 8%
  Base Business revenue decline of 10%; Event Business revenue growth of 12%, excluding NRC
  Field and Industrial Services revenue down 6%, excluding NRC
  Net loss of $5.2 million, or $0.17 per diluted share
  Adjusted loss per diluted share of $0.08
  Adjusted EBITDA of $38.7 million, up 2% including NRC; Legacy US Ecology business declined 12%
  NRC contributed adjusted EBITDA of approximately $5.2 million
  Strong free cash flow generation, up 190%

BOISE, Idaho, Aug. 06, 2020 (GLOBE NEWSWIRE) -- US Ecology, Inc. (NASDAQ-GS: ECOL) (“US Ecology” or “the Company”) today reported second quarter financial results that reflect the impacts from the COVID-19 pandemic.  US Ecology reported second quarter 2020 total revenue of $213.9 million (including $70.4 million contribution from NRC) and a net loss of $5.2 million, or $0.17 per diluted share.  Adjusted loss per diluted share, as defined in Exhibit A of this release, was $0.08 per diluted share in the second quarter of 2020 and includes $0.14 per share of non-cash intangible asset amortization related to the NRC acquisition. This compared with adjusted earnings per diluted share of $0.66 in the quarter ended June 30, 2019. On November 1, 2019, US Ecology completed its acquisition of NRC Group Holdings Corp. (“NRC”) and second quarter 2020 results presented include a full three months of NRC operations.

“Despite the headwinds in our business due to the COVID-19 pandemic, our proactive and prudent capital preservation initiatives and the relative resiliency of our core environmental services-based businesses allowed us to generate strong cash flow and strengthen our balance sheet during these unprecedented times,” commented Chairman and Chief Executive Officer, Jeff Feeler.

“Our legacy US Ecology Environmental Service segment revenue declined 9% during the quarter compared to the second quarter last year, reflecting a 10% decline in Base Business, partially offset by 12% growth in Event Business revenue as shipments remained consistent during the quarter.  Base Business declined sequentially through May, rebounding in June as businesses resumed operating activities. Our legacy US Ecology Field and Industrial Services segment saw growth in both small quantity generation and emergency response services; however declines in other services lines more than offset these growth areas leading to an overall 6% decline in revenue compared to the second quarter last year. The legacy NRC business contributed $5.2 million of adjusted EBITDA in the second quarter. NRC’s domestic environmental services business saw increased COVID-19 decontamination services, however it was not enough to offset the challenges facing our energy waste disposal services business in Texas, or softness in the FIS business, particularly our Alaska and International businesses.  More encouraging was how the US Ecology team responded to rapidly changing events, mitigating the difficult economic conditions through reducing costs and capital spending, while deploying resources for critically needed emergency response services.”

Revenue for the Environmental Services1 (“ES”) segment was $110.4 million for the second quarter of 2020, down 2% from $112.8 million in the second quarter of 2019. NRC contributed $7.3 million to ES segment revenue in the second quarter of 2020. Excluding the NRC contribution, ES segment revenue decreased 9%, attributable to a 4% decline in treatment and disposal (“T&D”) revenue and a 25% decline in transportation revenue compared to the second quarter of 2019.

Revenue for the Field and Industrial Services2 (“FIS”) segment was $103.5 million for the second quarter of 2020, up 141% from $43.0 million in the second quarter of 2019. FIS segment revenue benefitted from a $63.1 million contribution from NRC in the second quarter of 2020.  Excluding NRC, FIS segment revenue decreased 6% in the second quarter of 2020 compared to the second quarter of 2019. This decrease was primarily the result of lower revenue in our transportation and logistics and industrial services businesses, partially offset by increases in our emergency response, and small quantity generation service lines.

Gross profit for the second quarter of 2020 was $53.8 million, up 9% from $49.6 million in the same quarter last year.  Gross profit for the ES segment was $40.2 million in the second quarter of 2020 and reflected a loss of $2.0 million from NRC’s energy disposal and services business.  This was down from $43.1 million in the second quarter of 2019.  T&D gross margin for the ES segment was 39% for the second quarter of 2020.  Excluding NRC, T&D gross margin for the ES segment was 45% in both the second quarter of 2020 and 2019.

Gross profit for the FIS segment in the second quarter of 2020 was $13.6 million and included $9.2 million from NRC. Excluding NRC, FIS segment gross profit declined 32% from the $6.5 million of gross profit in the second quarter of 2019 on lower margins reflecting reduced revenue and a less favorable service mix.

Selling, general and administrative (“SG&A”) expense for the second quarter of 2020 was $48.5 million and included $17.5 million of NRC SG&A and $3.0 million in business development and integration expenses. Excluding NRC and business development and integration expenses, SG&A expense was $28.0 million for the second quarter of 2020. This compares to $26.0 million in the second quarter of 2019 when excluding a $4.5 million of property insurance recovery and $2.5 million of business development expenses recognized in the second quarter last year. The second quarter of 2020 saw higher insurance costs and higher labor and benefits related costs compared to the second quarter of 2019.

Net interest expense for the second quarter of 2020 was $7.7 million, up from $3.4 million in the second quarter of 2019. This increase was due to higher debt levels primarily resulting from the NRC acquisition, partially offset by lower interest rates in the second quarter of 2020 compared to the same quarter in 2019.

The Company’s consolidated effective income tax rate for the second quarter of 2020 was negative 77.4%, compared to 29.2% in the second quarter of 2019.  The decrease was due to negative domestic U.S. earnings in the second quarter of 2020, resulting in a domestic income tax benefit offset by income tax expenses on foreign earnings in the second quarter of 2020.

Net loss for the second quarter of 2020 was $5.2 million, or $0.17 per diluted share, compared to net income of $15.5 million, or $0.70 per diluted share, in the second quarter of 2019. Adjusted loss per diluted share was $0.08 per diluted share in the second quarter of 2020 and reflects the dilutive effect of the additional shares issued in conjunction with the NRC acquisition on November 1, 2019 and includes approximately $0.14 per diluted share ($4.5 million, after tax) for non-cash intangible asset amortization related to the NRC acquisition. This compares to adjusted earnings per share of $0.66 in the second quarter of 2019.

Cash earnings per diluted share was $0.13 for the second quarter of 2020 compared to $0.75 for the second quarter of 2019.

Adjusted EBITDA for the second quarter of 2020 was $38.7 million, up 2% from $37.9 million in the same period last year. Excluding the $5.2 million of adjusted EBITDA contributed by NRC in the second quarter of 2020, legacy US Ecology second quarter adjusted EBITDA declined 12% to $33.5 million as compared with $37.9 million in the same period last year.

Adjusted free cash flow was $18.7 million in the second quarter of 2020 up 190% compared to $6.5 million in the second quarter of 2019.

Reconciliations of earnings per diluted share to adjusted earnings (loss) per diluted share, earnings per diluted share to cash earnings per diluted share, net income to adjusted EBITDA and net cash from operating activities to adjusted free cash flow are attached as Exhibit A to this release.

YEAR-TO-DATE RESULTS

Total revenue for first six months of 2020 grew 58% to $454.6 million compared to $286.8 million in first six months of 2019. Revenue for first six months of 2020 includes $157.0 million from NRC.

ES segment revenue was $237.2 million for first six months of 2020 compared to $205.2 million in first six months of 2019.  The increase in ES segment revenue includes $24.1 million of revenue from NRC operations for the first six months of 2020.  Excluding NRC operations, ES revenues increased 4% in the first six months of 2020 driven by a 6% increase in treatment and disposal (“T&D”) revenue, partially offset by a 3% decrease in transportation revenue compared to first six months of 2019.

FIS segment revenue was $217.5 million in first six months of 2020, up from $81.7 million in first six months of 2019.  The increase in FIS segment revenue includes $132.9 million from the NRC acquisition.  Excluding NRC, FIS segment revenue increased 4% in the first six months of 2020 compared to first six months of 2019 driven by higher revenues in our remediation, small quantity generation and emergency response business lines. These increases were partially offset by lower revenue from our transportation and logistics, industrial services and total waste management business lines.

Net loss was $303.3 million, or $9.73 per diluted share, in the first six months of 2020 compared to $23.5 million, or $1.06 per diluted share, in the first six months of 2019.  The Company recognized a $300.3 million goodwill impairment charge related to its energy waste disposal and international business units in the first quarter of 2020. Adjusted earnings per diluted share was $0.04 for first six months of 2020 compared to $0.88 for first six months of 2019. Adjusted earnings per diluted share for first six months of 2020 includes approximately $0.29 per diluted share or ($9.2 million, after tax) for non-cash intangible asset amortization related to the NRC acquisition. Adjusted EBITDA was $81.9 million in first six months of 2020, up 33% from $61.7 million in first six months of 2019.

Cash earnings per diluted share was $0.47 for the first six months of 2020 compared to $1.07 for the first six months of 2019.

Adjusted free cash flow was $34.6 million for the first six months of 2020 up 86% compared to $18.6 million in the first six months of 2019.

Reconciliations of earnings per diluted share to adjusted earnings (loss) per diluted share, earnings per diluted share to cash earnings per diluted share, net income to adjusted EBITDA and net cash from operating activities to adjusted free cash flow are attached as Exhibit A to this release.

2020 BUSINESS OUTLOOK

While US Ecology’s outlook has improved across the company, business continues to be negatively impacted by the COVID-19 pandemic. Given the continued unpredictability pertaining to the pandemic’s impact on the general industrial economy and customer behavior, the range of feasible financial outcomes remains too wide to warrant the reinstatement of formal 2020 guidance.

We believe that the second quarter of 2020 will be the lowest quarter of the year in terms of total revenue, adjusted EBITDA and adjusted earnings (loss) per share.  While we are seeing positive signs of recovery in our core waste and services business, we expect continued headwinds in our energy waste disposal services business. However, through our decisive actions and business plan adjustments, we expect to operate that business unit at breakeven levels on an adjusted EBITDA basis for the full year of 2020.

The Company continues to monitor current business levels, prudently adjusting spending and cost control actions to mitigate the impact the COVID-19 pandemic has on our business activities.  This includes continuing to adjust capital spending plans, cost control initiatives such as hiring practices and other work force actions.  As a result, we expect to generate positive free cash flow for 2020 at or above 2019 levels.

CONFERENCE CALL

US Ecology, Inc. will hold an investor conference call on Friday, August 7, 2020 at 10:00 a.m. Eastern Daylight Time (8:00 a.m. Mountain Daylight Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management’s presentation. Interested parties can access the conference call by dialing 877-512-4138 or 412-317-5478. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through August 14, 2020 by calling 877-344-7529 or 412-317-0088 and using the passcode 10146352.  The replay will also be accessible on our website at www.usecology.com.

ABOUT US ECOLOGY, INC.

US Ecology, Inc. is a leading provider of environmental services to commercial and government entities. The company addresses the complex waste management and response needs of its customers offering treatment, disposal and recycling of hazardous, non-hazardous and radioactive waste, leading emergency response and standby services, and a wide range of complementary field and industrial services. US Ecology’s focus on safety, environmental compliance, and best-in-class customer service enables us to effectively meet the needs of US Ecology’s customers and to build long lasting relationships. US Ecology has been protecting the environment since 1952. For more information, visit www.usecology.com.

Forward looking statements are only predictions and are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions include, among others, those regarding demand for the Company’s services, expansion of service offerings geographically or through new or expanded service lines, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward looking statement. Many of these factors are beyond our ability to control or predict. Such factors include developments related to the COVID-19 pandemic, fluctuations in commodity markets related to our business, the integration of NRC’s operations, the loss or failure to renew significant contracts, competition in our markets, adverse economic conditions, our compliance with applicable laws and regulations, potential liability in connection with providing oil spill response services and waste disposal services, the effect of existing or future laws and regulations related to greenhouse gases and climate change, the effect of our failure to comply with U.S. or foreign anti-bribery laws, the effect of compliance with laws and regulations, an accident at one of our facilities, incidents arising out of the handling of dangerous substances, our failure to maintain an acceptable safety record, our ability to perform under required contracts, limitations on our available cash flow as a result of our indebtedness, liabilities arising from our participation in multi-employer pension plans, the effect of changes in the method of determining the London Interbank Offered Rate (“LIBOR”) or the replacement thereto, risks associated with our international operations, the impact of changes to U.S. tariff and import and export regulations, a change in NRC’s classification as an Oil Spill Removal Organization, cyber security threats, unanticipated changes in tax rules and regulations, loss of key personnel, a deterioration in our labor relations or labor disputes, our reliance on third-party contractors to provide emergency response services, our access to insurance, surety bonds and other financial assurances, our litigation risk not covered by insurance, the replacement of non-recurring event projects, our ability to permit and contract for timely construction of new or expanded disposal space, renewals of our operating permits or lease agreements with regulatory bodies, our access to cost-effective transportation services, lawsuits, our implementation of new technologies, fluctuations in foreign currency markets and foreign affairs, our integration of acquired businesses, our ability to pay dividends or repurchase stock, anti-takeover regulations, stock market volatility, the failure of the warrants to be in the money or their expiration worthless and risks related to our compliance with maritime regulations (including the Jones Act).

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission (the “SEC”), we are under no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward looking statements are reasonable, we cannot guarantee future results or performance. Before you invest in our common stock, you should be aware that the occurrence of the events described in the “Risk Factors” section in this report could harm our business, prospects, operating results and financial condition.

US ECOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue
Environmental Services	$110,409	$112,844	$237,154	$205,177
Field & Industrial Services	103,509	42,958	217,484	81,662
Total	213,918	155,802	454,638	286,839

Gross profit
Environmental Services	40,206	43,081	84,312	74,637
Field & Industrial Services	13,605	6,502	30,621	10,187
Total	53,811	49,583	114,933	84,824

Selling, general & administrative expenses
Environmental Services	13,506	2,010	27,740	3,415
Field & Industrial Services	13,116	3,739	27,800	7,123
Corporate	21,865	18,300	44,005	33,816
Total	48,487	24,049	99,545	44,354

Goodwill impairment charges
Environmental Services	-	-	283,600	-
Field & Industrial Services	-	-	16,700	-
Operating income (loss)	5,324	25,534	(284,912)	40,470

Other income (expense):
Interest income	153	202	242	409
Interest expense	(7,853)	(3,588)	(17,163)	(7,618)
Foreign currency (loss) gain	(671)	(384)	266	(523)
Other	125	122	296	232
Total other expense	(8,246)	(3,648)	(16,359)	(7,500)

(Loss) income before income taxes	(2,922)	21,886	(301,271)	32,970
Income tax expense	2,261	6,395	1,998	9,436
Net (loss) income	$(5,183)	$15,491	$(303,269)	$23,534

(Loss) earnings per share:
Basic	$(0.17)	$0.70	$(9.73)	$1.07
Diluted	$(0.17)	$0.70	$(9.73)	$1.06

Shares used in (loss) earnings
per share calculation:
Basic	31,054	22,006	31,179	21,997
Diluted	31,054	22,208	31,179	22,203

Dividends paid per share	$-	$0.18	$0.18	$0.36

US ECOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30, 2020	December 31, 2019
Assets

Current Assets:
Cash and cash equivalents	$122,521	$41,281
Receivables, net	211,181	255,310
Prepaid expenses and other current assets	30,524	25,136
Income tax receivable	10,842	11,244
Total current assets	375,068	332,971

Property and equipment, net	483,578	478,768
Operating lease assets	52,202	57,396
Restricted cash and investments	5,172	5,069
Intangible assets, net	555,973	574,902
Goodwill	469,278	766,980
Other assets	14,878	15,158
Total assets	$1,956,149	$2,231,244

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$38,048	$46,906
Deferred revenue	19,258	14,788
Accrued liabilities	38,759	65,869
Accrued salaries and benefits	24,786	29,653
Income tax payable	2,572	726
Short-term borrowings	3,978	-
Current portion of long-term debt	3,359	3,359
Current portion of closure and post-closure obligations	3,374	2,152
Current portion of operating lease liabilities	17,312	17,317
Total current liabilities	151,446	180,770

Long-term debt	854,163	765,842
Long-term closure and post-closure obligations	84,672	84,231
Long-term operating lease liabilities	35,121	39,954
Other long-term liabilities	35,164	20,722
Deferred income taxes, net	122,636	128,345
Total liabilities	1,283,202	1,219,864

Commitments and contingencies

Stockholders’ Equity
Common stock	315	315
Additional paid-in capital	817,557	816,345
Retained (deficit) earnings	(102,362)	206,574
Treasury stock	(16,366)	-
Accumulated other comprehensive loss	(26,197)	(11,854)
Total stockholders’ equity	672,947	1,011,380
Total liabilities and stockholders’ equity	$1,956,149	$2,231,244

US ECOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	For the Six Months Ended June 30,
	2020	2019
Cash Flows From Operating Activities:
Net (loss) income	$(303,269)	$23,534
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	36,396	17,254
Amortization of intangible assets	18,634	5,674
Accretion of closure and post-closure obligations	2,533	2,258
Property and equipment impairment charges	-	25
Goodwill impairment charges	300,300	-
Unrealized foreign currency loss (gain)	1,020	(502)
Deferred income taxes	(2,093)	3,690
Share-based compensation expense	3,088	2,467
Share-based payment of business development and integration expenses	973	-
Unrecognized tax benefits	52	131
Net loss (gain) on disposition of assets	188	(142)
Gain on insurance proceeds from damaged property and equipment	-	(9,153)
Change in fair value of contingent consideration	(3,282)	-
Amortization of debt discount	490	-
Amortization of debt issuance costs	679	409
Changes in assets and liabilities (net of effects of business acquisition):
Receivables	43,619	(5,346)
Income tax receivable	380	452
Other assets	(5,235)	(1,384)
Accounts payable and accrued liabilities	(32,218)	404
Deferred revenue	2,702	2,418
Accrued salaries and benefits	(6,481)	(2,025)
Income tax payable	1,848	(515)
Closure and post-closure obligations	(798)	(775)
Net cash provided by operating activities	59,526	38,874

Cash Flows From Investing Activities:
Purchases of property and equipment	(35,957)	(24,657)
Business acquisitions, net of cash acquired	(3,309)	-
Proceeds from sale of property and equipment	788	512
Purchases of restricted investments	(902)	(400)
Proceeds from sale of restricted investments	752	354
Insurance proceeds from damaged property and equipment	-	9,500
Net cash used in investing activities	(38,628)	(14,691)

Cash Flows From Financing Activities:
Proceeds from long-term debt	90,000	-
Payments on long-term debt	(2,250)	(30,000)
Proceeds from short-term borrowings	72,353	14,384
Payments on short-term borrowings	(68,375)	(14,384)
Repurchases of common stock	(18,332)	-
Dividends paid	(5,667)	(7,942)
Deferred financing costs paid	(1,026)	-
Payment of contingent consideration liabilities	(2,085)	-
Payment of equipment financing obligations	(3,046)	(408)
Other	27	(914)
Net cash provided by (used in) financing activities	61,599	(39,264)

Effect of foreign exchange rate changes on cash	(1,303)	836

Increase (decrease) in cash and cash equivalents and restricted cash	81,194	(14,245)

Cash and cash equivalents and restricted cash at beginning of period	42,140	32,753

Cash and cash equivalents and restricted cash at end of period	$123,334	$18,508

EXHIBIT A
Non-GAAP Results and Reconciliations

US Ecology reports adjusted EBITDA, adjusted earnings (loss) per diluted share, cash earnings per diluted share results and adjusted free cash flow, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (“GAAP”) and believes that such information provides analysts, stockholders, and other users information to better understand the Company’s operating performance. Because adjusted EBITDA, adjusted earnings (loss) per diluted share and adjusted free cash flow are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA, adjusted earnings (loss) per diluted share and adjusted free cash flow are significant components in understanding and assessing financial performance.

Adjusted EBITDA, adjusted earnings (loss) per diluted share, cash earnings per diluted share and adjusted free cash flow should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA, adjusted earnings (loss) per diluted share and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
  Although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect cash requirements for such replacements;
  Adjusted EBITDA does not reflect our business development and integration expenses, which may vary significantly quarter to quarter;
  Adjusted earnings (loss) per diluted share does not reflect property insurance recoveries;
  Adjusted free cash flow does not reflect business development and integration expenses, which may vary significantly quarter to quarter;
  Adjusted free cash flow does not reflect capital expenditures associated with the rebuild of our Grand View, Idaho facility which are expected to be recovered through insurance proceeds;
  Adjusted free cash flow does not reflect capital expenditures associated with synergy driven initiatives;
  Adjusted free cash flow does not reflect capital expenditures associated with discretionary growth projects; and
  Adjusted free cash flow does not reflect payments of deferred/contingent purchase consideration.

Adjusted EBITDA

The Company defines adjusted EBITDA as net income before interest expense, interest income, income tax expense/benefit, depreciation, amortization, share-based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss, non-cash impairment charges, property insurance recoveries, business development and integration expenses and other income/expense.

The following reconciliation itemizes the differences between reported net income and adjusted EBITDA for the three and six months ended June 30, 2020 and 2019:

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Net (loss) income	$(5,183)	$15,491	$(303,269)	$23,534
Income tax expense	2,261	6,395	1,998	9,436
Interest expense	7,853	3,588	17,163	7,618
Interest income	(153)	(202)	(242)	(409)
Foreign currency loss (gain)	671	384	(266)	523
Other income	(125)	(122)	(296)	(232)
Property and equipment impairment charges	-	-	-	25
Goodwill impairment charges	-	-	300,300	-
Depreciation and amortization of plant and equipment	18,418	9,129	36,396	17,254
Amortization of intangible assets	9,193	2,863	18,634	5,674
Share-based compensation	1,524	1,245	3,088	2,467
Accretion and non-cash adjustments of closure & post-closure obligations	1,267	1,133	2,533	2,258
Property insurance recoveries	-	(4,500)	-	(9,153)
Business development and integration expenses	2,973	2,530	5,880	2,671
Adjusted EBITDA	$38,699	$37,934	$81,919	$61,666

Adjusted Earnings (Loss) Per Diluted Share

The Company defines adjusted earnings (loss) per diluted share as net income adjusted for the after-tax impact of the non-cash impairment charges, the after-tax impact of property insurance recoveries, the after-tax impact of business development and integration costs, and non-cash foreign currency translation gains or losses, divided by the number of diluted shares used in the earnings per share calculation.

Impairment charges excluded from the earnings (loss) per diluted share calculation are related to the Company’s assessment of goodwill associated with its Energy Waste Disposal Services and international businesses in the second quarter of 2020. Business development and integration costs relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses and transaction expenses. The foreign currency translation gains or losses excluded from the earnings (loss) per diluted share calculation are related to intercompany loans between our Canadian subsidiaries and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in Canadian dollars (“CAD”) requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/United States currency movements from period to period.

We believe excluding the non-cash impairment charges, the after-tax impact of business development and integration costs, and non-cash foreign currency translation gains or losses provides meaningful information to investors regarding the operational and financial performance of the Company.

Cash Earnings Per Diluted Share

The Company defines cash earnings per diluted share as adjusted earnings per diluted share (see definition above) plus amortization of intangible assets, net of tax.

The following reconciliation itemizes the differences between reported net income and earnings (loss) per diluted share to adjusted net income and adjusted earnings (loss) per diluted share and cash earnings per diluted share for the three and six months ended June 30, 2020 and 2019:

(in thousands, except per share data)	Three Months Ended June 30,
	2020				2019
	(Loss) income before income taxes	Income tax benefit (expense)	Net (loss) income	per share	Income before income taxes	Income tax expense	Net income	per share
As Reported	$(2,922)	$(2,261)	$(5,183)	$(0.17)	$21,886	$(6,395)	$15,491	$0.70

Adjustments:
Plus: Business development and integration expenses	2,973	(818)	2,155	0.07	2,530	(399)	2,131	0.09
Less: Property insurance recoveries	-	-	-	-	(4,500)	1,315	(3,185)	(0.14)
Foreign currency loss	671	(185)	486	0.02	384	(112)	272	0.01

As Adjusted	$722	$(3,264)	$(2,542)	$(0.08)	$20,300	$(5,591)	$14,709	$0.66

Plus: Amortization of intangible assets	$9,193	$(2,535)	6,658	0.21	$2,863	$(837)	2,026	0.09

Cash earnings per diluted share	$9,915	$(5,799)	$4,116	$0.13	$23,163	$(6,428)	$16,735	$0.75

Shares used in (loss) earnings per diluted share calculation			31,054				22,208

(in thousands, except per share data)	Six Months Ended June 30,
	2020				2019
	(Loss) income before income taxes	Income tax benefit (expense)	Net (loss) income	per share	Income before income taxes	Income tax expense	Net income	per share
As Reported	$(301,271)	$(1,998)	$(303,269)	$(9.73)	$32,970	$(9,436)	$23,534	$1.06

Adjustments:
Plus: Goodwill and intangible asset impairment charges	300,300	-	300,300	9.63	-	-	-	-
Plus: Business development and integration expenses	5,880	(1,617)	4,263	0.14	2,671	(422)	2,249	0.09
Plus: Property and equipment impairment charges	-	-	-	-	25	-	25	-
Less: Property insurance recoveries	-	-	-	-	(9,153)	2,620	(6,533)	(0.29)
Foreign currency (gain) loss	(266)	73	(193)	-	523	(150)	373	0.02

As Adjusted	$4,643	$(3,542)	$1,101	$0.04	$27,036	$(7,388)	$19,648	$0.88

Plus: Amortization of intangible assets	$18,634	$(5,114)	13,520	0.43	$5,674	$(1,624)	4,050	0.19

Cash earnings per diluted share	$23,277	$(8,656)	$14,621	$0.47	$32,710	$(9,012)	$23,698	$1.07

Shares used in earnings per diluted share calculation			31,179				22,203

Adjusted Free Cash Flow

The Company defines adjusted free cash flow as net cash provided by operating activities less purchases of property plant and equipment, plus business development and integration expenses, plus payments of deferred/contingent purchase consideration, plus purchases of property and equipment for the Grand View, Idaho facility rebuild, plus synergy related capital expenditures, plus proceeds from sale of property and equipment.

The following reconciliation itemizes the differences between reported net cash from operating activities to adjusted free cash flow for the three and six months ended June 30, 2020 and 2019:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2020	2019	2020	2019
Adjusted Free Cash Flow Reconciliation
Net cash provided by operating activities	$30,180	$20,350	$59,526	$38,874
Less: Purchases of property and equipment	(16,826)	(17,434)	(35,957)	(24,657)
Plus: Business development and integration expenses, net of tax	2,155	2,131	4,263	2,249
Plus: Purchases of property and equipment for the Idaho facility rebuild	179	1,357	1,990	1,596
Plus: Payment of deferred/contingent purchase consideration	3,000	-	4,000	-
Plus: Proceeds from sale of property and equipment	7	53	788	512

Adjusted Free Cash Flow	$18,695	$6,457	$34,610	$18,574

1Environmental Services (“ES”) - This segment includes the NRC energy waste disposal services business (formerly known as Sprint Energy) as well as US Ecology’s legacy treatment and disposal facilities. Our ES segment provides diversified waste services including transportation, recycling, treatment and disposal of hazardous and non-hazardous waste at Company-owned or operated landfill, wastewater and other treatment facilities.

2Field & Industrial Services (“FIS”) - This segment includes the remainder of the NRC business, excluding the energy waste disposal services as described above, as well as the legacy US Ecology field and industrial services business. Our FIS segment provides waste packaging, collection and total waste management solutions at customer sites and through our 10-day transfer facilities as well as emergency response and spill cleanup services, standby services, on-site management, waste characterization, transportation and disposal of non-hazardous and hazardous waste.  This segment also provides specialty services such as high-pressure and chemical cleaning, centrifuge and materials processing, tank cleaning, decontamination, remediation and other services to commercial and industrial facilities and government entities.

Contact: Alison Ziegler, Darrow Associates (201)220-2678
aziegler@darrowir.com   www.usecology.com